Table of Contents

EXHIBIT 2.1

STOCK PURCHASE AGREEMENT
BY AND AMONG
SPECTRASCIENCE, INC.
AND
EUCLID PARTNERS IV, L.P.,
EUCLIDSR PARTNERS, L.P.,
EUCLIDSR BIOTECHNOLOGY PARTNERS, L.P.,
STEPHEN L. WATSON
AND
ROSS FLEWELLING

STOCK PURCHASE AGREEMENT

This Agreement (the “Agreement”) is entered into as of November 6, 2007, by and among SpectraScience, Inc., a Minnesota corporation (the “Buyer”) and Euclid Partners IV, L.P., a Delaware limited partnership, EuclidSR Partners, L.P., a Delaware limited partnership, EuclidSR Biotechnology Partners IV, L.P., a Delaware limited partnership (together, the “Euclid Entities”), Stephen L. Watson and Ross Flewelling (together with the Euclid Entities, each, a “Seller” and collectively, the “Sellers”). The Buyer and the Sellers are each referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Sellers own all of the issued and outstanding capital stock of Luma Imaging Corporation, a Delaware corporation (the “Company”);

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company in return for the Purchase Price (as defined below);

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows.

1.     Definitions.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Buyer” has the meaning set forth in the preface to this Agreement.

“Buyer Common Stock” means the shares of the Common Stock, par value $0.01 per share, of the Buyer.

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface to this Agreement.

“Company Share” means any share of common stock, par value $0.0001 per share, of the Company and any share of preferred stock, par value $0.0001 per share, of the Company.

“Contract” has the meaning set forth in Section 4(o)(i) below.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Employee Benefit Plan” means any material employee benefit plan or compensation plan, agreement or arrangement covering present or former employees of the Company (including those within the meaning of ERISA Section 3(3)), stock purchase plan, stock option plan, fringe benefit plan, change in control plan, severance plan, bonus plan, any other deferred compensation agreement or plan or funding arrangement, in each case, maintained or contributed to by the Company.

“Encumbrances” means all pledges, liens, charges, encumbrances, easements, encroachments, defects, security interests, claims, options, mortgages, conditional sale or other title retention agreements, proxies or voting trusts or other restrictions of every kind.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statement” has the meaning set forth in Section 4(g) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any foreign, federal, state, local or other court, legislature, governmental agency, commission or regulatory authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 7(e)(i) below.

“Indemnifying Party” has the meaning set forth in Section 7(e)(i) below.

“Intellectual Property” has the meaning set forth in Section 4(l)(i)(F) below.

“Intellectual Property Rights” means any and all rights in and to intellectual property, including, without limitation, all patents, trade secrets, copyrights, trademarks and any rights similar, corresponding or equivalent to such rights anywhere in the world.

“Knowledge” means, with respect to any Person, the actual knowledge of senior management level employees of such Person or knowledge that would have been obtained by such Person or such employees after diligent and due inquiry of the employees of such person.

“Leased Real Property” means all leasehold or subleasehold estates and other contractual rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is leased or used by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Losses” has the meaning set forth in Section 7(b) below.

“Material Adverse Effect” means any set of circumstances or events which, individually or in the aggregate, could reasonably be expected to constitute a material adverse effect on the assets or financial condition of the Company taken as a whole or on the ability of the Sellers or the Company to perform their material obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Offering Materials and Presentations” has the meaning set forth in Section 4(x) below.

“Party” has the meaning set forth in the preface to this Agreement.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Personal Property” has the meaning set forth in Section 4(u)(i) below.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, Encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money and which do not materially impair the value or use of the assets or property to which such security interest pertains.

“Sellers” has the meaning set forth in the preface to this Agreement.

“Sellers’ Representative” means EuclidSR Partners, L.P.

“Straddle Period” shall mean any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means any corporation, partnership, joint venture or other entity (a) in which the Company owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or equity interests, (b) of which the Company is a general partner, or (c) that is otherwise controlled by the Company.

“Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any material liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement. For clarification, and not in limitation of the foregoing, “Tax” also includes any sales tax payable by the Company or by MediSpectra, Inc. (“MediSpectra”), or any other person in connection with the foreclosure on the assets of MediSpectra or the ultimate acquisition of said assets by the Company.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Arrangement” shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company.

“Third Party Claim” has the meaning set forth in Section 7(e)(i) below.

2.     Purchase and Sale of Company Shares.

(a)     Transaction. At the Closing and upon and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase and accept from each Seller, and each Seller, severally and not jointly, agrees to sell to the Buyer, free and clear of all Encumbrances, such number of Company Shares as set forth opposite such Seller’s name on Exhibit A attached hereto in exchange for the number of shares of Buyer Common Stock set forth opposite such Seller’s name on Exhibit A attached hereto. The Buyer shall have no obligation to purchase any Company Shares if any Seller fails to deliver its Company Shares. The parties intend that the transaction shall qualify as, and agree to treat the transation as, a tax-free reorganization for purposes of section 368(a)(1)(B) of the Code, and the parties agree that this Agreement shall constitute a plan of reorganization for purposes thereof.

(b)     Purchase Price. The aggregate purchase price for the Company Shares (the “Purchase Price”) shall be 11,200,000 shares of Buyer Common Stock.

(c)     The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fish & Richardson P.C. in New York, New York, commencing at 10:00 a.m. local time on November 6, 2007 or such other date as the Buyer and the Sellers may mutually determine (the “Closing Date”).

(d)     Closing Date Payments. At the Closing, the Buyer agrees to pay to each Seller that portion of the Purchase Price, less the pro rata portion of the Escrow Amount applicable to such Seller, set forth opposite such Seller’s name on Exhibit A hereto.

(e)     Deliveries at the Closing. At the Closing, (i) each Seller will deliver to the Buyer the various agreements, certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer will deliver to the Sellers the various agreements, certificates, instruments, and documents referred to in Section 6(b) below, (iii) each Seller will deliver to the Buyer stock certificates representing all of such Seller’s Company Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Buyer will deliver to the Sellers the Purchase Price, including stock certificates representing the appropriate number of shares of Buyer Common Stock registered in the name of each Seller, and (v) the Sellers will deliver to the Buyer the resignations of all officers and directors of the Company.

(f)     Escrow. Notwithstanding anything to the contrary contained herein, the Buyer shall withhold from the Purchase Price otherwise payable at the Closing an amount equal to ten percent (10%) of the shares of Buyer Common Stock to be paid by the Buyer as part of the Purchase Price (the “Escrow Amount”). On the Closing Date, the Buyer shall cause the Escrow Amount to be delivered to JPMorgan Chase, as escrow agent (the “Escrow Agent”), pursuant to an escrow agreement by and among the Buyer, the Sellers’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Amount will be held by the Escrow Agent and shall be available to indemnify the Buyer pursuant to the indemnification obligations of the Sellers set forth in Section 7 hereto and in the Escrow Agreement. On the date one (1) year from the Closing Date, the Escrow Agent shall release the entire remaining portion of the Escrow Amount to the Sellers, pursuant to the Escrow Agreement.

(g)     Lock-Up. Each of the Sellers hereby agrees that, for a period of one (1) year following the Closing Date, such Seller shall not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld), directly or indirectly sell, offer to sell, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any of the Buyer Common Stock received by such Seller as part of the Purchase Price; provided, the Sellers may transfer such shares to their Affiliates and in the case of individuals, for estate planning purposes if the transferee agrees in writing to be bound by the terms of the Lock-Up Agreement attached hereto as Exhibit D.

3.     Representations and Warranties Concerning the Transaction.

(a)     Representations and Warranties of the Sellers. Each Seller, severally and not jointly, represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of Closing Date, except as set forth in Annex I attached hereto.

(i)     Authorization of Transaction. The Seller has the requisite power and authority, or, if the Seller is an individual, the capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. In the case of a Seller that is an entity, the execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder have been authorized by all requisite corporate action on the part of the Seller. This Agreement has been validly executed and delivered by the Seller and, assuming that this Agreement has been duly authorized, executed and delivered by the Buyer and each other Seller, constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms; except that such enforceability is subject to and limited by the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws, laws relating to fraudulent transfers or conveyances and general principles of equity (whether asserted in an action at law or in equity). The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii)     Noncontravention. Neither the execution and the delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will, (A) to the Knowledge of the Seller, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Government Entity to which the Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject or (C) violate the articles of organization and Certificate of Formation or any shareholder agreement of Seller, as applicable.

(iii)     Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(iv)     Company Shares. The Seller holds of record and owns beneficially the number of Company Shares set forth next to its name on Exhibit A, free and clear of any Encumbrances or restrictions on transfer (other than restrictions under the Securities Act and state securities laws and rights of first refusal in favor of the Company), Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement and rights of first refusal in favor of the Company). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. The Company Shares held by the Sellers and to be conveyed to the Buyer constitute one hundred percent (100%) of the issued and outstanding securities of the Company.

(v)     Accredited Investors. Each Seller is an “accredited investor” as defined in Regulation D under the Securities Act and is acquiring Buyer Common Stock for investment and not for distribution.

(b)     Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the Closing Date, except as set forth in Annex II attached hereto.

(i)     Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)     Valid Issuance. The shares of Buyer Common Stock that will be paid by the Buyer to the Sellers as part of the Purchase Price have been duly authorized, and the issuance, sale and delivery of the Buyer Common Stock in accordance with this Agreement have been authorized by all necessary corporate action on the part of the Buyer (including all necessary Board of Directors and stockholder action). The Buyer Common Stock, when so issued, sold and delivered in accordance with this Agreement, will be duly and validly issued, fully paid, and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

(iii)     SEC Documents; Buyer Financial Statements. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by the Buyer with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (the “Buyer SEC Documents”) is available on the website maintained by the SEC at www.sec.gov. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document. The financial statements of the Buyer included in the Buyer SEC Documents (the “Buyer Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Securities Exchange Act) and fairly presented the consolidated financial position of the Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of the Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

(iv)     Authorization of Transaction. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by the Buyer of its obligations hereunder have been authorized by all requisite corporate action (including all necessary Board of Directors and stockholder action) on the part of the Buyer. This Agreement has been validly executed and delivered by the Buyer and, assuming that this Agreement has been duly authorized, executed and delivered by the Sellers, constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms; except that such enforceability is subject to and limited by the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws, laws relating to fraudulent transfers or conveyances and general principles of equity (whether asserted in an action at law or in equity). The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(v)     Noncontravention. Neither the execution and the delivery of this Agreement by the Buyer, nor the consummation of the transactions contemplated hereby by the Buyer, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Buyer is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject or (C) violate the articles of incorporation or by-laws of the Buyer.

(vi)     Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(vii)     Investment. The Buyer is not acquiring the Company Shares with a view to the resale or distribution of any part thereof within the meaning of the Securities Act.

4.     Representations and Warranties Concerning the Company. The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the Closing Date, except as set forth in the disclosure schedule delivered by the Sellers and the Company to the Buyer on the date hereof (the “Disclosure Schedule”).

(a)     Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Company and each jurisdiction in which the Company is duly authorized to conduct business. The Company has previously delivered to the Buyer true and correct copies of its Certificate of Incorporation, as amended to the date hereof, its Bylaws and its stock ledger and minute books, which contain a record of all stockholder and director actions that is accurate and complete in all material respects.

(b)     Capitalization. Immediately prior to the consummation of the transactions contemplated by this Agreement, the entire authorized capital stock of the Company consists of (A) 102 shares of common stock, par value $0.0001 per share, of which 11.1236 shares are issued and outstanding, and (90 shares of preferred stock, par value $0.0001 per share, all of which are designated as Series A Convertible Preferred Stock and all of which are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, are held of record by the Sellers and were not issued in violation of any preemptive or similar rights. There are no outstanding or authorized agreements, arrangements, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

(c)     Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent other than legal fees and expenses with respect to the transactions contemplated by this Agreement.

(d)     Title to Tangible Assets. The Company has good and marketable title to the material tangible assets (listed on Section 4(q) of the Disclosure Schedule) used by the Company in the conduct of its business free and clear of all Security Interests and Encumbrances.

(e)     Subsidiaries. The Company has no Subsidiaries and is neither a partner in any partnership nor a co-venturer in any joint venture or other business enterprise.

(f)     Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively the “Financial Statements”): (i) statements of profit and loss for the period of incorporation through November 5, 2007 for the Company; and (ii) balance sheets as of the Closing Date  (the “Closing Date Financial Statements”) for the Company. The Financial Statements (including the notes thereto) present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided that the Closing Date Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. Except as set forth in Section 4(g) of the Disclosure Schedule, the Company is not subject to any liability, whether absolute, contingent, accrued or otherwise, other than (i) as set forth in the Financial Statements and (ii) liabilities of the same nature as those set forth in the Financial Statements and reasonably incurred in the ordinary course of business of the Company consistent with past practice. The Company has not engaged in any material business activity since inception and currently has no active business.

(g)     No Material Change. Except as set forth in Section 4(g) of the Disclosure Schedule, since the date of the Company’s formation to and including the date hereof, the Company has not experienced a material adverse change in its assets.

(h)     Absence of Change or Event. Except as disclosed in Section 4(h) of the Disclosure Schedule, since the date of the Company’s formation to and including the date hereof, the Company has conducted no business except maintaining the value of its Intellectual Property in the ordinary course and consistent with past practice and has not:

(i)     incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

(ii)     mortgaged, pledged or subjected to, or suffered to be imposed, any lien, restriction or other Encumbrance on, any of its property or assets, tangible or intangible;

(iii)     sold, transferred, licensed, leased to others or otherwise disposed of any of its properties or assets, real, personal, or mixed, tangible or intangible (or committed to do any of the foregoing), including the payment of any loans owed to any affiliate, except for inventory sold to customers (to the extent the same has been replaced with equivalent property) or returned to vendors and payments to any non-affiliates on account of accounts payable or scheduled payments in respect of indebtedness for money borrowed disclosed in the Financial Statements or the Disclosure Schedules, in each case in the ordinary course of business and consistent with prior practice, or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business and consistent with prior practice;

(iv)     suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could have a Material Adverse Effect;

(v)     made or committed to make any capital expenditures or capital additions or betterments;

(vi)     instituted any litigation, action or proceeding before any Governmental Entity or arbitration tribunal relating to it or its property;

(vii)     declared or paid any dividend or made any other payment or distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock;

(viii)     prepared or filed any Tax Return materially inconsistent with past practice, made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan;

(ix)     amended or terminated any of the Contracts;

(x)     permitted to lapse any rights to the Intellectual Property; or

(xi)     agreed in writing or otherwise to take any action with respect to any of the matters described in this Section 4(h).

(i)     Legal Compliance. The Company has complied and is in compliance with all applicable laws (including rules, regulations, codes, injunctions, final judgments, final orders, decrees, and rulings thereunder) of all Governmental Entities, except where the failure to comply would not have a Material Adverse Effect. Each Seller has complied, and is in compliance, with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Entities (and all agencies thereof) which affect the Company, except where the failure to comply would not have a Material Adverse Effect.

(j)     Taxes. The Company has filed all material Tax Returns required to be filed prior to the Closing Date and has paid or established an adequate reserve for the payment of all material Taxes required to be paid prior to the Closing Date. No deficiencies for any Taxes have been proposed, asserted or assessed against The Company by any Governmental Entity. No audit or other examination of any Tax Return of the Company by any Governmental Entity is in progress, nor has the Company been notified by any Governmental Entity of any request for such an audit or other examination.

(k)     Real Property. The Company is not party to any Lease, does not have any Leased Real Property and does not own any real property.

(l)     Intellectual Property.

(i)     Section 4(l) of the Disclosure Schedule sets forth:

(A)     all patents and patent applications held by the Company;

(B)     all material trademarks, material service marks, trademark registrations, service mark registrations, applications for trademark registrations, applications for service mark registrations, trade names, brand names, product names and material common law marks, and the renewals thereof, of the Company;

(C)     all material copyright registrations, and the renewals thereof, of the Company;

(D)     all trademark licenses, service mark licenses, copyright licenses, royalty agreements, patent licenses, assignments, grants and contracts with employees or others relating in whole or in part to disclosure, assignment, registering or patenting of any trademarks, service marks, copyrights, inventions, discoveries, improvements, processes, formulae, trade secrets or other know-how of the Company;

(E)     all material computer software programs and software systems and/or modifications thereof, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form owned by, licensed to, developed by or for the Company; provided that the Disclosure Schedule does not need to list any such software that is available in consumer retail stores and subject to “shrink-wrap” license agreements;

(F)     to the extent that any of the following have been reduced to writing, all other trade secrets, formulae, proprietary processes and inventions for which no patent applications are pending and all other industrial property rights presently owned, in whole or in part by the Company (the items described in Section 4(l) being collectively referred to as “Intellectual Property”).

(ii)     Each material item of Intellectual Property (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrances.

(iii)     Each item of Intellectual Property is exclusively owned by the Company.

(iv)     The Sellers have no Knowledge of any facts, circumstances or information that (i) would render any Intellectual Property invalid or unenforceable, (ii) would adversely affect any pending application for any Intellectual Property, or (iii) would adversely affect or impede the ability of the Company to use any Intellectual Property. The Sellers and the Company have not misrepresented, or failed to disclose, any fact or circumstances in any application for any Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Intellectual Property or Intellectual Property Right.

(v)     All commercially reasonable registration, maintenance and renewal fees in connection with each item of Intellectual Property have been paid and all commercially reasonable documents and certificates in connection with such Intellectual Property that consists of patents or trademarks have been filed with the relevant patent, copyright, trademark or other authorities in the United States, for the purposes of maintaining such Intellectual Property. There are no actions that must be taken by the Company within one hundred twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Intellectual Property or Intellectual Property Rights that consist of patents or trademarks. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded in a timely manner each such assignment of Intellectual Property or an Intellectual Property Right assigned to it with the relevant governmental authority, including the United States Patent and Trademark Office, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(vi)     The Company has taken all commercially reasonable action to maintain and protect the Intellectual Property.

(vii)     To the Knowledge of each of the Sellers, (A) no Person is violating, infringing or misappropriating any of Intellectual Property Rights of the Company, and (B) the Company is not infringing or misappropriating any Intellectual Property rights of any other Person.

(viii)     There are no Proceedings (as defined in Section 4(n) below) before any Governmental Entity (excluding those before the United States Patent and Trademark Office or foreign patent offices for related foreign patent and trademark applications) anywhere in the world related to any of the Intellectual Property, including any of Intellectual Property Rights of the Company.

(ix)     No Intellectual Property or any product or service of the Company is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of such Intellectual Property.

(x)     Section 4(l) of the Disclosure Schedule sets forth all Contracts (as defined in Section 4(m) below) affecting any Intellectual Property Rights. The Company is not in breach of any material provision thereof, nor has either failed to perform any material obligation under, any such Contracts and, to the Knowledge of the each of the Sellers, no other party to any such Contracts, is in breach thereof or has failed to perform thereunder.

(xiv)     Section 4(l) of the Disclosure Schedule sets forth a list of all Contracts under which the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any Person other than the Company.

(xv)     There is no Contract affecting any Intellectual Property under which there is any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Company thereunder.

(m)     Contracts.

(i)     Except as set forth in Section 4(m) of the Disclosure Schedule (each, a “Contract”), the Company is not a party to any:

(A)     collective bargaining agreement;

(B)     consignment, distributor, dealer, manufacturer’s representative, sales agency, advertising or public relations contract;

(C)     employment or consulting agreement, or contract or agreement concerning confidentiality, non-competition or non-solicitation of employees;

(D)     agreement relating to the borrowing of money or the guaranty of any obligation of others for the borrowing of money;

(E)     guarantee, indemnity or suretyship of the obligations of customers, suppliers, officers, directors, employees, stockholders or Affiliates;

(F)     license or other similar agreement (other than (x) governmental permits or governmental licenses used in connection with the operation of its business; and (y) off-the-shelf software licenses which are not material to the operation of its business);

(G)     contract or agreement for the purchase, sale or lease of real property; or

(H)     contract or agreement with any director or officer of the Company, or any entity in which any director or officer of the Company has a twenty percent (20%) or more direct or indirect interest.

The Company has delivered to the Buyer a correct and complete copy of each Contract.

(ii)     Except as set forth on Section 4(m) of the Disclosure Schedule, each Contract (A) constitutes a valid and binding obligation the Company, and to the Knowledge of each of the Sellers, the other parties thereto, (B) is in full force and effect, and (C) except for those Contracts which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof, will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Neither the Company, nor to the Knowledge of any of the Sellers, any third party to any Contract is in breach of or default under any Contract and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company, any other party thereto, or by any other party.

(n)     Litigation. The Company is not (i) subject to any outstanding injunction, final judgment, final order, decree, or ruling, (ii) a party to any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Entity or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction (collectively, a “Proceeding”). No Seller is subject to any outstanding injunction, final judgment, final order, decree, or ruling related to the Company, or is a party to any Proceeding related to the Company. There are no (i) Proceedings pending or, to the Knowledge of each of the Sellers, threatened against or related to the Company or (ii) Proceedings pending or, to the Knowledge of each of the Sellers, threatened against any Seller related to the Company or which could affect such Seller’s ability to consummate the transactions contemplated by this Agreement.

(o)     Employee Matters.

(i)     The Company does not presently have, and since its formation, has not had, any employees.

(ii)     The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the amounts and terms set forth in the Company’s board minutes.

(iii)     The Company does not have and has never maintained or sponsored any Employee Benefit Plan.

(p)     Certain Business Relationships with the Company. The Company does not have any written or oral agreement or arrangement between any Seller or any of its Affiliates (other than the Company), including any director or officer of any Seller, the Company or any of their Affiliates, on the one hand, and the Company on the other hand, including all data processing, software, technology services, accounting, tax, insurance, banking, personnel, payroll, legal, security, trademark and patent services, sales and communications agreements and arrangements. None of the Sellers or any of its Affiliates owns any material asset, tangible or intangible, which is used in the business of the Company.

(q)     Personal Property.

(i)     Section 4(q) of the Disclosure Schedule sets forth (A) the tangible physical assets of the Company that do not constitute land (including without limitation machinery, equipment, tools, dies, furniture, furnishings, leasehold improvements, vehicles, buildings and fixtures), (B) individual refundable deposits, prepaid expenses, deferred charges and “other assets,” (C) all loans or advances made by the Company to any Person and (D) all personal property leased to the Company (“Personal Property”).

(ii)     Except as disclosed in Section 4(q) of the Disclosure Schedule, the Company has good and marketable title to all of the Personal Property, free and clear of all Encumbrances. Except as disclosed in Section 4(q) of the Disclosure Schedule, the Company owns, and has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary to conduct its business.

(r)     Bank Accounts, Powers of Attorney. Schedule 4(r) of the Disclosure Schedule sets forth a complete and correct list of all bank accounts and safe deposit boxes of the Company and persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all persons holding a general or special power of attorney granted by the Company and a complete and correct copy thereof. The Company and the Sellers will cooperate with the Buyer in changing such authorized persons on and after the Closing Date.

(s)     Disclaimer of Other Representations and Warranties; Disclosure. None of the Sellers makes or has made any representations or warranties relating to the Company, any Seller or otherwise in connection with the transactions contemplated hereby other than those expressly set out here    in which are made by the Sellers. Without limiting the generality of the foregoing, none of the Sellers has made, or shall be deemed to have made, any representations or warranties in any presentation made in connection with the transactions contemplated hereby, or in any other written materials delivered to the Buyer in connection with any other such presentation (collectively, the “Offering Materials and Presentations”), and no statement contained in the Offering Materials and Presentations shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information (except to the extent expressly provided herein) or any memoranda of offering materials or presentations, including but not limited to the Offering Materials and Presentations, are not and shall not be deemed to be or to include representations or warranties of any Seller. Except as set forth in this Agreement, no Person has been authorized by any Seller to make any representation or warranty relating to any Seller or the Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by a Seller.

5.     Tax Matters.

(a)     Tax Returns.

(i)     The Company shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company for taxable years ending on or before the Closing Date and (ii) the Buyer shall have the sole and exclusive authority to file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date. Buyer shall remit (or cause to be remitted) any Taxes due in respect of all Tax Returns described in the previous sentence.

(ii)     Prior to the filing of any Tax Return in Section 5(a)(i) that relates to a Tax period (or portion thereof) that ends on or prior to the Closing Date that was not filed before the Closing Date, the Buyer shall provide the Sellers with a substantially final draft of such tax Return at least fifteen (15) business days prior to the due date for such Tax Return. The Sellers shall notify the Buyer of any objections that the Sellers may have to any items set forth in any such draft tax Return, and the Buyer and the Sellers shall agree to consult and attempt to resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. All Tax Returns filed in accordance with this Section 5(a) that relate to a Tax period prior to the Closing Date shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, except as otherwise required by applicable law or otherwise agreed to by the Sellers prior to the filing thereof. Without limiting the generality of the foregoing, the parties expressly agree that no party shall make an election under section 338 of the Code in respect of the Company, and the Sellers shall not be liable for any Taxes arising in respect of any such election.

(iii)     The Sellers shall pay any sales tax incurred as a result of (A) the acquisition of all of the assets of MediSpectra by the Company, and (B) the transactions contemplated by this Agreement.

(b)     Assistance and Cooperation. After the Closing Date, each of the Sellers and the Buyer shall (and shall cause their respective Affiliates to):

(i)     assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with paragraph (b) of this Section 5.

(ii)     cooperate fully in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(iii)     make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company; and

(iv)     timely furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

The parties shall retain, and the Buyer shall cause the Company to retain, all Tax Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the Company, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) with respect to the taxable years to which such Tax Returns and other documents relate and, unless such Tax Returns and other documents are offered and delivered to the Sellers or Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 5 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 5(b).

6.     Conditions to Obligation to Close.

(a)     Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by each of them, respectively, in connection with the Closing is subject to satisfaction of the following conditions:

(i)     the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date);

(ii)     the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii)     there shall not be any final injunction, judgment, order, decree, or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)     the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all respects;

(v)     the Company shall have received consents, in form and substance reasonably satisfactory to the Buyer, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of its assets or properties is affected and which are specified in Section 6(a)(v) of the Disclosure Schedule or are otherwise necessary to prevent a Material Adverse Effect;

(vi)     the Buyer shall have received from the Sellers the following documents, certificates and agreements:

(A)     a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware; and

(B)     a certificate of the secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to (i) no amendments to the Certificate of Incorporation of the Company since a specified date; (ii) the by-laws of the Company; and (iii) the incumbency and signatures of the authorized representatives of the Company executing this Agreement;

(vii)     the Buyer and the Sellers shall have entered into a Lock-Up Agreement, in the form attached hereto as Exhibit D (the “Lock-Up Agreement”);

(viii)     the Buyer and EuclidSR Partners, L.P. shall have entered into an Observation Rights Agreement, in the form attached hereto as Exhibit E (the “Observation Rights Agreement”);

(ix)     the Buyer, the Sellers’ Representative and the Escrow Agent shall have entered into the Escrow Agreement;

(x)     the Sellers shall have delivered to the Buyer a “freedom-to-operate” opinion from the Sellers’ patent counsel, in a form reasonably acceptable to the Buyer with respect to the “LUMA” device as it relates to US Patent 5,582,168;

(xi)     each Seller shall have delivered to the Escrow Agent five (5) stock powers to endorse the return of shares of Buyer Common Stock from the Escrow Amount, in the event that any such shares from the Escrow Amount shall be returned to the Buyer;

(xii)     no Seller shall be in default under this Agreement; and

(xiii)     all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b)     Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by the Sellers in connection with the Closing is subject to satisfaction of the following conditions:

(i)     the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at the Closing Date;

(ii)     the Buyer shall have performed and complied with all of its respective covenants hereunder in all material respects through the Closing;

(iii)     there shall not be any final injunction, judgment, order, decree, or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)     the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

(v)     the Parties shall not have received any notice that any action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby;

(vi)     the Sellers shall have received from the Buyer the following documents, certificates and agreements:

(A)     a certificate of good standing of the Buyer issued as of a recent date by the Secretary of State of the State of Minnesota; and

(B)     a certificate of the secretary of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to (i) no amendments to the Articles of Incorporation of the Buyer since a specified date; (ii) the by-laws of the Buyer; (iii) the resolutions of the Board of Directors of the Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) the incumbency and signatures of the authorized representatives of the Buyer executing this Agreement;

(vii)     the Buyer and the Sellers shall have entered into the Lock-Up Agreement;

(viii)     the Buyer and EuclidSR Partners, L.P. shall have entered into the Observation Rights Agreement;

(ix)     the Buyer, the Sellers’ Representative and the Escrow Agent shall have entered into the Escrow Agreement; and

(x)     all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 6(b) if the Sellers execute a writing so stating at or prior to the Closing.

7.     Survival of Representations, Warranties and Covenants; Indemnification.

(a)     Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement shall survive the Closing Date for a period of eighteen (18) months; provided, the representations and warranties set forth in Sections 4(d) and 4(l)(iii) and the covenants set forth in Section 8(a) hereof shall survive for the statutes of limitation applicable thereto. Any matter as to which a claim has been asserted by notice to the other party received before the expiration of such survival period that is pending or unresolved at the end of such period shall continue to be covered by this Section 7 notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

(b)     Indemnification by the Sellers. In the event any Seller breaches or has breached any of its representations and warranties or any of its covenants contained herein, and provided that the Buyer makes a written claim for indemnification against such Seller pursuant to Section 8(g) below within the survival period, subject to the limitations set forth below, such Seller shall indemnify, defend and hold harmless the Buyer from and against any and all liabilities, penalties, demands, claims, actions and causes of actions, suits, obligations, encumbrances, losses, damages, costs, and expenses (including reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Losses”), arising out of, relating to or resulting from (a) any breach of a representation or warranty of such Seller contained in this Agreement or (b) any failure by such Seller to perform or otherwise fulfill any covenant, provision, undertaking or other agreement or obligation hereunder and any and all actions, suits, proceedings, claims, or demands incident thereto or to such indemnification.

(c)     Indemnification by Buyer. In the event the Buyer breaches or has breached any of its representations and warranties contained herein, and provided that the Sellers make a written claim for indemnification against the Buyer pursuant to Section 8(g) below within the survival period, subject to the limitations set forth below, the Buyer shall indemnify, defend and hold harmless the Sellers from and against any and all Losses, arising out of, relating to or resulting from (a) any breach of a representation or warranty of the Buyer contained in this Agreement; or (b) any failure by the Buyer to perform or otherwise fulfill any covenant, provision, undertaking or other agreement or obligation hereunder and any and all actions, suits, proceedings, claims, or demands incident thereto or to such indemnification.

(d)     Certain Limitations. The indemnification provided for in Sections 7(a) and 7(b) shall be subject to the following limitations:

(i)     The aggregate of the sum of indemnification obligations of the Sellers under Section 7(b) shall be limited to the Buyer Common Stock constituting the Escrow Amount; provided, however, that in the case of fraud or a breach of the representations and warranties set forth in Sections 3(a)(i), 3(a)(ii), 3(a)(iv), 4(a), 4(b),4(d) and 4(l)(iii) the indemnification obligations of the Sellers under Section 7(b) shall be limited to the value of the entire Purchase Price as of the Closing Date.

(ii)     The aggregate of the sum of indemnification obligations of the Buyer under Section 7(c) shall be limited to the value of the Buyer Common Stock constituting the Escrow Amount, valued as of the Closing Date; provided, however, that in the case of fraud or a breach of the representations and warranties set forth in Sections 3(b)(i) - (v), the indemnification obligations of the Buyer under Section 7(c) shall be limited to the entire value of the Purchase Price as of the Closing Date.

(iii)     Notwithstanding anything to the contrary, with respect to any representation, warranty, undertaking, agreement or obligation of the Company, each Seller’s liability in respect of any Losses out of any breach or failure indemnified hereunder in respect thereof shall be limited to such Seller’s proportionate share of such Losses determined according to the amount of Purchase Price actually received by such Seller. The Buyer hereby covenants not to make a claim against any Seller for Losses with respect to any breach or failure in respect of any representation, warranty, undertaking, agreement or obligation of the Company indemnified hereunder in excess of such Seller's proportionate share determined according to the amount of Purchase Price actually received by such Seller.

(iv)     No Party shall be entitled to recover from any other Party hereunder for the same Loss more than once.

(v)      Neither the Buyer nor a Seller, as the case may be, shall be entitled to indemnification for any breach of a representation or warranty hereunder if Buyer or Seller, as applicable, had actual knowledge of such breach on or before Closing.

(vi)      Notwithstanding anything to the contrary, with respect to any representation, warranty, undertaking, agreement or obligation of a particular Seller hereunder, as opposed to the Company, the Seller making such representation or warranty, or subject to such undertaking, agreement or obligation, shall be solely liable in respect of any Losses indemnified hereunder in respect of any Losses arising out of any breach or failure. Buyer hereby covenants, with respect to any representation, warranty, undertaking, agreement or obligation of a particular Seller hereunder, as opposed to the Company, not to make a claim against any Seller for Losses with respect to any breach or failure in respect thereof other than against the particular Seller making such representation or warranty, or subject to such undertaking, agreement or obligation.

(vii)      In no event shall Losses include any special, punitive, indirect, incidental or consequential damages whatsoever.

(e)     Matters Involving Third Parties.

(i)     If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby.

(ii)     Any Indemnifying Party will have the right to participate in and, if it so chooses, assume the defense of the Third Party Claim with counsel of his, her or its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.

(iii)     So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 7(e)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment in full of money damages by one or more of the Indemnifying Parties, does not impose an injunction or other equitable relief upon the Indemnified Party, there is no finding or admission of any violation of applicable laws or any violation of the rights of any Person and the Indemnified Party shall have no liability with respect to such settlement and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.

(f)     Exclusive Remedy and Recourse. (1) Except in the case of fraud or willful misconduct, the Buyer and each Seller acknowledges and agrees that the foregoing indemnification provisions in this Section 7 shall be the exclusive remedy of the Buyer and each Seller with respect to the Company, this Agreement and the transactions contemplated by this Agreement and (2) in the case of fraud or a breach of the representations and warranties set forth in Sections 3(a)(i), 3(a)(ii), 4(a) and 4(b), the Buyer’s recourse for any indemnification claim under Section 7(b) hereunder shall be to (x) first reduce the amount of the Escrow Amount and then (y) to the extent such indemnification claim exceeds the value of the Escrow Amount, Buyer shall collect directly from the Sellers, severally and not jointly for the difference between the indemnification claim and the value of the Escrow Amount.

(g)     Recovery. The amount of any and all Losses under this Article 8 shall be determined net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Losses.

8.     Miscellaneous.

(a)     Covenant to Pay MediSpectra Obligations. In the event that any third party makes a claim against MediSpectra, and MediSpectra does not, in good faith, have a basis for disputing such claim, each of the Sellers, except for Ross Flewelling, shall, severally and not jointly, be obligated, and do hereby covenant, to cause such claim to be paid on behalf of MediSpectra.

(b)     Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of each of the other Parties which consent shall not be unreasonably withheld.

(c)     No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)     Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter.

(e)     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided that the Buyer may assign any or all of its rights duties and obligations hereunder to one or more of its Affiliates so long as the Buyer remains liable for all of its obligations hereunder.

(f)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)     Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when delivered if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers, to the address set forth on Exhibit A hereto.

With a copy (which shall not constitute notice) to:

Fish & Richardson P.C.
Citigroup Center, 52nd Floor
153 East 53rd Street
New York, New York 10022-4611
Attention: Peter L. Korn, Jr.
Telephone: (212) 641-2336
Facsimile: (212) 258-2291

If to the Company:

Luma Imaging Corporation
102 Eliot Street
Natick, MA 01760
Attention: Stephen L. Watson
Telephone:
Facsimile:

With a copy (which shall not constitute notice) to:

Fish & Richardson P.C.
Citigroup Center, 52nd Floor
153 East 53rd Street
New York, New York 10022-4611
Attention: Peter L. Korn, Jr.
Telephone: (212) 641-2336
Facsimile: (212) 258-2291

If to the Buyer:

SpectraScience, Inc.
11568 Sorrento Valley, Rd., Suite 11
San Diego, CA 92121
Attention: Jim Hitchin
Telephone: (858) 847-0200
Facsimile: (858) 847-0880

With a copy (which shall not constitute notice) to:

Messerli & Kramer, P.A.
1800 5th St. Towers, 150 South 5th St.
Minneapolis, MN 55402
Attention: Janna R. Severance
Telephone: (612) 672-3709
Facsimile: (612) 672-3777

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)     Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(j)     Jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the New York State Court sitting in New York, New York, in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, or otherwise in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

(k)     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l)     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(m)     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(n)     Expenses. Except as otherwise provided herein, the Buyer and the Sellers will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the Sellers shall bear the costs and expenses (including legal fees and expenses) incurred prior to the Closing by the Company in connection with this Agreement and the transactions contemplated hereby.

(o)     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(p) Further Assurances. Each party agrees (i) to furnish upon request to each other party such further information, (ii) to execute and deliver to each other party such other documents, and (iii) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

SPECTRASCIENCE, INC.

By:
Name: Jim Hitchin
Title: CEO

SELLERS:

EUCLID PARTNERS IV, L.P.
By:	Euclid Associates IV, L.P., its General Partner

BY:
Name: Stephen Reidy
Title: General Partner

EUCLIDSR PARTNERS, L.P.

BY:	EuclidSR Associates, L.P., its General Partner
Name: Stephen Reidy
Title: General Partner

EUCLIDSR BIOTECHNOLOGY PARTNERS, L.P.

BY:	EuclidSR Biotechnology Associates, L.P., its General Partner
Name: Stephen Reidy
Title: General Partner

Name: Stephen L. Watson

Name: Ross Flewelling